Exhibit 4.1

EXECUTION COPY

November 16, 2005

Confirmation of Forward Stock Sale Transaction

To:	E*TRADE Financial Corporation
135 East 57th Street
New York, NY 10022

From:	Morgan Stanley & Co. International Limited
c/o Morgan Stanley & Co. Incorporated
1585 Broadway
New York, NY 10036-8293

From:	Morgan Stanley & Co. Incorporated
Solely as Agent
1585 Broadway
New York, NY 10036-8293

Dear Sir/Madam:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Morgan Stanley & Co. International Limited (“Party A” or “MSIL”) and E*TRADE Financial Corporation (“Party B”) on the Trade Date specified below (the “Transaction”). This confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (as published by the International Swaps and Derivatives Association, Inc. (“ISDA”)) (the “Equity Definitions”) are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation will govern. Any reference to a currency shall have the meaning contained in Annex A to the 1998 ISDA FX and Currency Option Definitions, as published by ISDA.

1.	This Confirmation evidences a complete and binding agreement between Party A and Party B as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Party A and Party B had executed an agreement in such form on the Trade Date (but without any Schedule except for the election of the laws of the State of New York as the governing law). In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement. For purposes of the Equity Definitions, the Transaction is a Share Forward Transaction.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

GENERAL TERMS:

Trade Date:	November 16, 2005

Effective Date:	November 22, 2005

Base Shares:	18,055,556 Shares, as shall be increased by the number of shares purchased by the Underwriters (as defined in the Underwriting Agreement) from Party A pursuant to Section 2(a)(ii) of the Underwriting Agreement (as defined below). On each Settlement Date, the Base Shares shall be reduced by the number of Settlement Shares for such Settlement Date.

Maturity Date:	November 22, 2006 (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day); subject to extension if a Settlement Date on such date is deferred as provided below in clauses (ii) or (iii) of the proviso to the definition of Settlement Date; provided that if the Maturity Date is a Disrupted Day, then the Maturity Date shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day.

Forward Price:	On the Effective Date, the Initial Forward Price, and on any other day, the Forward Price as of the immediately preceding calendar day multiplied by the sum of (i) 1 plus (ii) the Daily Rate for such day; provided that if the Underwriters purchase any Additional Shares (as defined in the Underwriting Agreement) from Party A pursuant to Section 2(a)(ii) of the Underwriting Agreement, on the Option Closing Date (as defined in the Underwriting Agreement), the Forward Price on such date shall be the result of the following formula:

where:

	BA’	=	the Base Shares prior to increase thereof as described opposite the caption “Base Shares” above;

	FP	=	the Forward Price on the date immediately preceding such Option Closing Date;

	DR	=	the Daily Rate for such day;

	OS	=	the number of Additional Shares so purchased from Party A;

	IFP	=	the Initial Forward Price; and

	BA”	=	the Base Shares after increase thereof as described above opposite the caption “Base Shares” above.

Initial Forward Price:	USD $17.415 per Share

Daily Rate:	For any day, (i)(A) USD-Federal Funds Rate for such day minus (B) the Spread divided by (ii) 360.

USD-Federal Funds Rate:	For any day, the rate set forth for such day opposite the caption “Federal funds”, as such rate is displayed on the page “FedsOpen <Index> <GO>“ on the BLOOMBERG Professional Service, or any successor page; provided that if no rate appears on any day on such page, the rate for the immediately preceding day on which a rate appears shall be used for such day.

Spread:	0.625%

Shares:	Common Stock, $0.01 par value per share, of E*TRADE Financial Corporation (the “Issuer”) (Exchange identifier: “ET”).

Exchange:	NYSE

Related Exchange(s):	All Exchanges

Clearance System:	DTC

Calculation Agent:	Party A. The Calculation Agent shall provide Party A and Party B with a schedule of all calculations, adjustments and determinations in reasonable detail and in a timely manner.

Determining Party:	Party A

SETTLEMENT TERMS:

Settlement Date:	Subject to the provisions under “Acceleration Events” and “Termination Settlement” below, any Scheduled Trading Day following the Effective Date and up to, and including, the Maturity Date, as designated by Party B in a written notice (a “Settlement Notice”) that satisfies the Settlement Notice Requirements and that (a) if related to any Cash Settlement or Net Share Settlement, is delivered to Party A at least 5 Scheduled Trading Days prior to such Settlement Date (the period from the giving of any such notice to the Settlement Date being the “Cash/Net Share Notice Period”) and (b) if related to Physical Settlement may be delivered at any time and settlement will be completed as promptly as practicable thereafter; provided that (i) subject to clauses (ii) and (iii) below, the Maturity Date shall be a Settlement Date if on such date the Base Shares is greater than zero; (ii) if Cash Settlement or Net Share Settlement applies, any Settlement Date, including a Settlement Date on the original Maturity Date, shall be deferred until the third Scheduled Trading Date following the date on which Party A is able to completely unwind its hedge if Party A is unable to completely unwind its hedge during the Unwind Period due to (A) the restrictions of Rule 10b-18 under the Exchange Act, (B) the existence of any Suspension Day or Disrupted Day, or (C) if Party A, in its commercially reasonable judgment, is otherwise unable to unwind its hedge during the Unwind Period; provided that such deferral shall not extend beyond the 75th Scheduled Trading Day after the Settlement Date designated in the Settlement Notice, such 75th Scheduled Trading Day being a Settlement Date to which (A) Cash Settlement or Net Share Settlement, as applicable, will apply with respect to the portion of such Settlement Shares as to which Party A reasonably determines that it has unwound its hedge during the Unwind Period, and (B) Physical Settlement will apply with respect to the remainder of such Settlement Shares, and (iii) no more than three Settlement Dates other than the Maturity Date may be designated by Party B; provided further that if Party A shall fully unwind its hedge during an Unwind Period by a date that is more than three Scheduled Trading Days prior to a Settlement Date specified above, Party A may, by written notice to Party B, specify any Scheduled Trading Day prior to such original Settlement Date as the Settlement Date; provided further that if any Settlement Date specified above is not an Scheduled Trading Day, the Settlement Date shall instead be the next Scheduled Trading Day.

Party A will be deemed to have completely unwound its hedge upon such time that Party A shall have acquired a number of Shares (i) in the case of Cash Settlement, equal to the Settlement Shares, and (ii) in the case of Net Share Settlement, that has an aggregate purchase price equal to the product of (A) the Settlement Shares and (B) the Forward Price as of the first day of the applicable Unwind Period minus $0.02.

Settlement Shares:	Subject to the provisions under “Acceleration Events” and “Termination Settlement” below, with respect to any Settlement Date, a number of Shares, not to exceed the Base Shares, designated as such by Party B in the related Settlement Notice; provided that, on the Maturity Date, the number of Settlement Shares shall be equal to the Base Shares on such date; provided further that if a Settlement Date has been specified for a number of Shares equal to the Base Shares on or prior to the Maturity Date and such Settlement Date has been deferred as described above until a date later than the original Maturity Date, the number of Settlement Shares on the original Maturity Date shall be zero.

Settlement:	Subject to the provisions under “Settlement Date” above and “Acceleration Events” and “Termination Settlement” below, Physical, Cash, or Net Share, at the election of Party B as set forth in a Settlement Notice that satisfies the Settlement Notice Requirements; provided that Physical Settlement shall apply if no Settlement Method is selected in that period.

Settlement Notice Requirements:

Notwithstanding any other provisions hereof, a Settlement Notice delivered by Party B will not be effective to establish a Settlement Date unless Party B represents in such Settlement Notice that it has complied with the agreement set forth in clause (c) under “Additional Representations, Warranties and Agreements of Party B” in Section 3 of this Confirmation.

Notwithstanding any other provisions hereof, a Settlement Notice delivered by Party B that specifies Cash Settlement or Net Stock Settlement will not be effective to establish a Settlement Date or require Cash Settlement or Net Stock Settlement (as applicable) unless Party B delivers to Party A with such Settlement Notice a representation signed by Party B substantially in the following form: “as of the date of this Settlement Notice, E*TRADE Financial Corporation is not aware of any material nonpublic information concerning itself or the Shares, and is designating the date contained herein as a Settlement Date in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.”

Unwind Period:	The period from, and including, the first Scheduled Trading Day following the date on which Party B elects Cash Settlement or Net Share Settlement in respect of a Settlement Date through the third Scheduled Trading Day preceding such Settlement Date.

Unwind Daily Share Amount:	On each Scheduled Trading Day during the Unwind Period, other than a Suspension Day or a Disrupted Day, Party A will, in accordance with the principles of best execution, purchase a number of Shares equal to the lesser of (i) 100% of the applicable volume limitation of Rule 10b-18 for the Shares on such Scheduled Trading Day, without reference to any block purchases, (ii) 25% of the daily trading volume for the Shares on the Exchange on such Scheduled Trading Day, and (iii) the number of Shares necessary to complete the purchases required to calculate the Cash Settlement Amount or the Net Share Settlement Shares, as the case may be.

Exchange Act:	The Securities Exchange Act of 1934, as amended from time to time.

Physical Settlement:	On any Settlement Date in respect of which Physical Settlement applies, Party B shall deliver to Party A a number of Shares equal to the Settlement Shares for such Settlement Date, and Party A shall deliver to Party B, by wire transfer of immediately available funds to an account designated by Party B, an amount in cash equal to the Physical Settlement Amount for such Settlement Date, on a delivery versus payment basis.

Physical Settlement Amount:	For any Settlement Date in respect of which Physical Settlement applies, an amount in cash equal to the product of the Forward Price on such Settlement Date and the number of Settlement Shares for such Settlement Date.

Cash Settlement:	On any Settlement Date in respect of which Cash Settlement applies, if the Cash Settlement Amount is a positive number, Party A will pay the Cash Settlement Amount to Party B. If the Cash Settlement Amount is a negative number, Party B will pay the absolute value of the Cash Settlement Amount to Party A. Such amounts shall be paid on the Settlement Date.

Cash Settlement Amount:	For any Settlement Date in respect of which Cash Settlement applies, an amount determined by the Calculation Agent equal to: (i) (A) the Forward Price as of the first day of the applicable Unwind Period minus (B) the weighted average price at which Party A is able to purchase Shares during the Unwind Period applicable to Cash Settlement to unwind its hedge in compliance with Rule 10b-18 under the Exchange Act as if it applied to Party A during the Unwind Period, minus (C) $0.02 multiplied by (ii) the number of Settlement Shares for such Settlement Date.

Net Share Settlement:	On any Settlement Date in respect of which Net Share Settlement applies, if the number of Net Share Settlement Shares is a (i) positive number, Party A shall deliver a number of Shares to Party B equal to the Net Share Settlement Shares, and (ii) negative number, Party B shall deliver a number of Shares to Party A equal to the absolute value of the Net Share Settlement Shares; provided that if Party A determines in its good faith judgment that it would be required to deliver Net Share Settlement Shares to Party B, Party A may elect to deliver a portion of such Net Share Settlement Shares on one or more dates prior to the applicable Settlement Date.

Net Share Settlement Shares:	On any Settlement Date in respect of which Net Share Settlement applies, an amount equal to (A) the number of Shares acquired in the Unwind Period applicable to Net Share Settlement for such Settlement Date minus (B) the number of Settlement Shares for such Settlement Date.

Settlement Currency:	USD

Failure to Deliver:	Applicable

SUSPENSION OF CASH OR NET SHARE SETTLEMENT:

Suspension Day:	Any day on which Party A determines based on the written advice of counsel that Cash or Net Share Settlement may violate applicable securities laws. Party A shall notify Party B if it receives such written advice from its counsel.

ADJUSTMENTS:

Method of Adjustment:	Calculation Agent Adjustment. Notwithstanding anything in the Equity Definitions to the contrary, the Calculation Agent may make an adjustment pursuant to Calculation Agent Adjustment to any one or more of the Base Shares, the Forward Price and any other variable relevant to the settlement or payment terms of the Transaction.

EXTRAORDINARY EVENTS:

Extraordinary Events:	In lieu of the applicable provisions contained in Article 12 of the Equity Definitions, the consequences of any applicable Extraordinary Event shall be as specified in “Acceleration Events” and “Termination Settlement” hereunder.

Tender Offer:	Not applicable.

ACCOUNT DETAILS:

Payments to Party A:	To be advised under separate cover or telephone confirmed prior to each Settlement Date.

Payments to Party B:	To be advised under separate cover or telephone confirmed prior to each Settlement Date.

Delivery of Shares to Party A:	To be advised

Delivery of Shares to Party B:	To be advised

3.	Other Provisions:

Conditions to Effectiveness:

The effectiveness of this Confirmation on the Effective Date shall be subject to (i) the condition that the representations and warranties of Party B contained in the Underwriting Agreement dated the date hereof among Party B, Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc., as representatives of the underwriters, and the other underwriters named therein (the “Underwriting Agreement”), and any certificate delivered pursuant thereto by Party B be true and correct on the Effective Date as if made as of the Effective Date, (ii) the condition that Party B have performed all of the obligations required to be performed by it under the Underwriting Agreement on or prior to the Effective Date, and (iii) the satisfaction of all of the conditions set forth in Section 5 of the Underwriting Agreement. In addition, if Party A, in its commercially reasonable judgment, is unable to borrow and deliver for sale a number of Shares equal to the Base Shares or if, in Party A’s commercially reasonable judgment it would entail a stock loan cost of more than 62.5 basis points per annum with respect all or any portion of such Shares, the effectiveness of this Confirmation shall be limited to the number of Shares Party A may borrow at a cost of not more than 62.5 basis points per annum.

Additional Representations, Warranties and Agreements of Party B: Party B hereby represents and warrants to, and agrees with, Party A as of the date hereof and on the Effective Date that:

(a)	Any Shares, when issued and delivered in accordance with the terms of the Transaction, will be duly authorized and validly issued, fully paid and nonassessable, and the issuance thereof will not be subject to any preemptive or similar rights.

(b)	Party B has reserved and will keep available, free from preemptive rights, out of its authorized but unissued Shares, solely for the purpose of issuance upon settlement of the Transaction as herein provided, the full number of Shares as shall then be issuable upon settlement of the Transaction. All Shares so issuable shall, upon such issuance, be accepted for listing or quotation on the Exchange.

(c)	Prior to any Settlement Date, the Settlement Shares with respect to that Settlement Date shall have been approved for listing or quotation on the Exchange, subject to official notice of issuance.

(d)	The execution, delivery and performance by Party B of this Confirmation (including, without limitation, the issuance and delivery of Shares on any Settlement Date) and compliance by Party B with its obligations hereunder has been duly authorized by all necessary corporate action and does not and will not result in any violation of the provisions of the certificate of incorporation or by laws of Party B or any subsidiary or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government instrumentality or court, domestic or foreign, having jurisdiction over Party B or any subsidiary or any of their assets, properties or operations.

(e)	No filing with, or authorization, approval, consent, license, order registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the execution, delivery and performance by Party B of this Confirmation and the consummation of the Transaction (including, without limitation, the issuance and delivery of Shares on any Settlement Date) except (i) such as have been obtained under the Securities Act and (ii) as may be required to be obtained under state securities laws.

(f)	Party B agrees not to repurchase any Shares if, immediately following such repurchase, the Base Shares would be equal to or greater than 9% of the number of then-outstanding Shares.

(g)	Party B is as of the date hereof, and after giving effect to the transactions contemplated hereby will be, Solvent. As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (A) the present fair market value (or present fair saleable value) of the assets of Party B is not less than the total amount required to pay the liabilities of Party B on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (B) Party B is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (C) assuming consummation of the transactions as contemplated by this Agreement, Party B is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature, (D) Party B is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which Party B is engaged and (E) Party B is not a defendant in any civil action that could reasonably be expected to result in a judgment that Party B is or would become unable to satisfy.

(h)	Neither Party B nor any of its officers or directors shall take, and Party B shall not cause any of its affiliates to take, or refrain from taking, any action that would cause any purchases of Shares by Party A in connection with any Cash Settlement or Net Share Settlement of this Transaction not to comply with Rule 10b-18 under the Exchange Act.

(i)	Party B will not engage in any “distribution” (as defined in Regulation M under the Exchange Act) during any Unwind Period.

(j)	Party B is an “eligible contract participant” (as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended).

(k)	In addition to any other requirements set forth herein, Party B agrees not to elect Cash Settlement or Net Share Settlement if such settlement would result in a violation of the U.S. federal securities laws or any other federal or state law or regulation applicable to Party B.

(l)	The representations and warranties of Party B contained in the Underwriting Agreement and any certificate delivered pursuant thereto by Party B shall be true and correct on the Effective Date as if made as of the Effective Date.

(m)	Party B is not and has not been the subject of any civil proceeding of a judicial or administrative body of competent jurisdiction that could reasonably be expected to impair materially Party B’s ability to perform its obligations hereunder.

(n)	Party B will, by the next succeeding New York Business Day, notify Party A upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Event of Default or a Potential Adjustment Event.

Covenant of Party B:

The parties acknowledge and agree that any Shares delivered by Party B to Party A on any Settlement Date will be newly issued Shares and when delivered by Party A (or an affiliate of Party A) to securities lenders from whom Party A (or an affiliate of Party A) borrowed Shares in connection with hedging its exposure to the Transaction will be freely saleable without further registration or other restrictions under the Securities Act of 1933, as amended, in the hands of those securities lenders, irrespective of whether such stock loan is effected by Party A or an affiliate of Party A to hedge Party A’s exposure under the Transaction. Accordingly, Party B agrees that the Settlement Shares that it delivers to Party A on each Settlement Date will not bear a restrictive legend and that such Settlement Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System.

Covenants of Party A:

(a)	Party A shall use any Settlement Shares delivered by Party B to Party A to return to securities lenders to close out borrowings created by Party A in connection with its hedging activities related to exposure under this Transaction.

(b)	In connection with bids and purchases of Shares in connection with any Cash Settlement or Net Share Settlement of this Transaction, Party A shall use its best efforts to comply, or cause compliance, with the provisions of Rule 10b-18 under the Exchange Act, as if such provisions were applicable to such purchases.

(c)	Party A shall use its reasonable efforts to maintain its hedge of its exposure to the Transaction by borrowing sufficient Shares from lenders at a stock loan cost not to exceed 62.5 basis points per annum.

Acceleration Events: An Acceleration Event shall occur if:

(a)	Stock Borrow Events. Notwithstanding any other provision hereof, if in its commercially reasonable judgment Party A is unable to hedge Party A’s exposure to the Transaction (a “Stock Borrow Event”) because (i) of the lack of sufficient Shares being made available for Share borrowing by lenders or (ii) it would incur a stock loan cost of more than 62.5 basis points per annum, Party A shall have the right to designate any Scheduled Trading Day to be a Settlement Date on at least three Scheduled Trading Days’ notice, and to select the number of Settlement Shares for such Settlement Date; provided that (x) prior to the effectiveness of the designation of a Stock Borrow Event under this Paragraph (a), Party B may, refer Party A to a lending party reasonably acceptable to Party A that will lend Party A Shares within such three Scheduled Trading Days, on terms reasonably acceptable to Party A and at a stock loan cost of no more than 62.5 basis points per annum and (y) the number of Settlement Shares for any Settlement Date so designated by Party A shall not exceed the number of Shares as to which such inability to, or cost limitation with respect to, borrow exists; or

(b)	Share Price Reduction. Notwithstanding any other provision hereof, if the average of the closing bid and offer prices or, if available, the closing sale price per Share on the Exchange for the regular trading session on any Scheduled Trading Day occurring after the Trade Date is less than or equal to $3.00, Party A shall have the right to designate any Scheduled Trading Day to be a Settlement Date on at least ten Scheduled Trading Days’ notice, and to select the number of Settlement Shares for such Settlement Date; or

(c)	Dividends and Other Distributions. Notwithstanding any other provision hereof, if on any day occurring after the Trade Date Party B declares a distribution, issue or dividend to existing holders of the Shares of (i) cash or (ii) securities or share capital of another issuer acquired or owned (directly or indirectly) by Party B as a result of a spin-off or other similar transaction or (iii) any other type of securities (other than Shares), rights or warrants or other assets, which distribution, issue or dividend has a record date on or prior to the Maturity Date, then Party A shall have the right to designate any Scheduled Trading Day to be a Settlement Date for the entire Transaction on at least three Scheduled Trading Day’s notice, and to select the number of Shares for such Settlement Date; or

(d)	ISDA Early Termination Date. Notwithstanding anything to the contrary herein, in the Agreement or in the Definitions, if Party A has the right to designate an Early Termination Date pursuant to Section 6 of the Agreement (other than as a result of the occurrence of an event listed in Section 5(a)(vii) of the Agreement), Party A shall have the right to designate any Scheduled Trading Day to be a Settlement Date for the entire Transaction on at least three Scheduled Trading Days’ notice; or

(e)	Board Approval of Merger. Notwithstanding any other provision hereof, if on any day occurring after the Trade Date the board of directors of Party B votes to approve any action that, if consummated, would constitute a Merger Event (as defined in the Equity Definitions), Party B shall notify Party A of any such vote within one Scheduled Trading Day. Thereafter, Party A shall have the right to designate any Scheduled Trading Day to be a Settlement Date for the entire Transaction on at least three Scheduled Trading Days’ notice; or

(f)	Other Events. Notwithstanding anything to the contrary herein, in the Agreement or in the Equity Definitions, if a Nationalization, Delisting (as provided further in the next sentence) or Change in Law (other than as specified in clause (Y) of the definition thereof) occurs, Party A shall have the right to designate any Scheduled Trading Day to be a Settlement Date for the entire Transaction on at least three Scheduled Trading Days’ notice and Party A shall be the Determining Party. In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Termination Settlement:

If a Settlement Date is specified following an Acceleration Event (a “Termination Settlement Date”), Physical Settlement shall apply with respect to such Termination Settlement Date as set forth above, and subject to the provisions described under “Limit on Beneficial Ownership” below. If, upon designation of a Termination Settlement Date by Party A, Party B fails to deliver the Settlement Shares relating to such Termination Settlement Date when due or otherwise fails to perform obligations within its control in respect of this Transaction, it shall be an Event of Default with respect to Party B and Section 6 of the Agreement shall apply. If an Acceleration Event occurs during an Unwind Period relating to a number of Settlement Shares to which Cash Settlement or Net Share Settlement applies, then on the Termination Settlement Date relating to such Acceleration Event, notwithstanding any election to the contrary by Party B, Cash Settlement or Net Share Settlement shall apply to the portion of the Settlement Shares relating to such Unwind Period as to which Party A reasonably determines it has unwound its hedge and Physical Settlement shall apply in respect of (x) the remainder (if any) of such Settlement Shares and (y) the Settlement Shares designated by Party A in respect of such Termination Settlement Date.

Rule 10b5-1:

It is the intent of Party A and Party B that the purchase of Shares by Party A during any Unwind Period comply with the requirements of Rule 10b5-1(c)(i)(B) of the Exchange Act and that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).

Party B acknowledges that, except as otherwise provided herein, (i) during any Unwind Period Party B does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Shares by Party A (or its agent or affiliate) in connection with this Confirmation and (ii) Party B is entering into the Agreement and this Confirmation in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act.

Party B hereby agrees with Party A that during any Unwind Period Party B shall not communicate, directly or indirectly, any material non-public information (within the meaning of any applicable securities laws) to any Morgan Stanley Personnel. For purposes of this Transaction, “Morgan Stanley Personnel” means any marketers, traders or other front office employees engaged in Corporate Equity Derivatives of Party A or any of its Affiliates.

Maximum Share Delivery:

Notwithstanding any other provision of this Confirmation, in no event will Party B be required to deliver on any Settlement Date, whether pursuant to Physical Settlement or Net Share Settlement, more than the number of Base Shares to Party A.

Assignment:

Party A may assign or transfer any of its rights or delegate any of its duties hereunder to any affiliate of Party A or any entity organized or sponsored by Party A without the prior written consent of Party B; provided, however, that such assignee’s obligations shall be guaranteed by Morgan Stanley. Notwithstanding any other provision of this Confirmation to the contrary requiring or allowing Party A to purchase or receive any Shares from Party B, Party A may designate any of its affiliates to purchase or receive such Shares or otherwise to perform Party A’s obligations in respect of this Transaction and any such designee may assume such obligations, and Party A shall be discharged of its obligations to Party B to the extent of any such performance.

Guarantee of Party A:

Morgan Stanley shall guarantee all obligations of Party A under this Confirmation and shall execute a Guarantee in favor of Party B.

Matters Relating to Agent:

(a)	As a broker-dealer registered with the U.S. Securities and Exchange Commission, Morgan Stanley & Co. Incorporated in its capacity as agent (the “Agent”), will be responsible for (i) effecting the Transaction, (ii) issuing all required confirmations and statements to Party A and Party B and (iii) maintaining books and records relating to the Transaction.

(b)	Morgan Stanley & Co. Incorporated shall act as “agent” for Party A and Party B within the meaning of Rule 15a-6 under the Securities Exchange Act of 1934 in connection with the Transaction.

(c)	The Agent, in its capacity as such, shall have no responsibility or liability (including, without limitation, by way of guarantee, endorsement or otherwise) to Party A or Party B or otherwise in respect of the Transaction, including, without limitation, in respect of the failure of Party A or Party B to pay or perform under this Confirmation, except for its gross negligence or willful misconduct in performing its duties as Agent hereunder.

(d)	Each of Party A and Party B agree to proceed solely against the other to collect or recover any securities or monies owing to Party A or Party B, as the case may be, in connection with or as a result of the Transaction.

(e)	The Agent will be Party A’s agent for service of process for the purpose of Section 13(c) of the Agreement.

Indemnity:

Party B agrees to indemnify Party A and its affiliates and their respective directors, officers, agents and controlling parties (Party A and each such affiliate or person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint and several, to which such Indemnified Party may become subject under, in connection with, relating to, or arising out of, this Agreement or Transaction with respect to the breach of any representation, warranty or covenant hereunder by Party B, and will reimburse any Indemnified Party for all reasonable expenses (including reasonable legal fees and reasonable expenses) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. Party B will not be liable under this Indemnity paragraph to the extent that any loss, claim, damage, liability or expense is found in a final nonappealable judgment by a court of competent jurisdiction to have resulted from Party A’s gross negligence, fraud, bad faith and/or willful misconduct.

Miscellaneous:

Non-Reliance:	Applicable

Additional Acknowledgements:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

4.	The Agreement is further supplemented by the following provisions:

Agreement Regarding Set-off:

Section 6(f) of the Agreement shall not apply with respect to the Transaction to the extent that any of the events described in Section 5(a)(vii) of the Agreement occurs with respect to Party B.

Bankruptcy Rights:

Notwithstanding anything to the contrary herein, in the Agreement or in the Equity Definitions, upon the occurrence of an Insolvency, Insolvency Filing of Party B or an Event of Default of the type described in Section 5(a)(vii) of the Agreement (a “Bankruptcy”) with respect to Party B, the Transaction shall automatically terminate on the date of such occurrence without further liability of either party under this Confirmation to the other party (except for any liability in respect of any breach of representation or covenant by a party under this Confirmation prior to the date of such Insolvency, Insolvency Filing or Bankruptcy).

Limit on Beneficial Ownership:

Notwithstanding any other provisions hereof, Party A shall not be entitled to receive Shares or any other class of voting securities of the Party B hereunder (whether in connection with the purchase of Shares on any Settlement Date or any Termination Settlement Date or otherwise) to the extent (but only to the extent) that such receipt would result in Party A directly or indirectly beneficially owning (as such term is defined for purposes of Section 13(d) of the Exchange Act) at any time in excess of 9% of the outstanding Shares or any other class of voting securities of the Party B. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that such delivery would result in Party A directly or indirectly so beneficially owning in excess of 9% of the outstanding Shares or any other class of voting securities of the Party B. If any delivery owed to Party A hereunder is not made, in whole or in part, as a result of this provision, Party B’s obligation to make such delivery shall not be extinguished and Party B shall make such delivery as promptly as practicable after, but in no event later than one Clearance System Business Day after, Party A gives notice to Party B that such delivery would not result in Party A directly or indirectly so beneficially owning in excess of 9% of the outstanding Shares or any other class of voting securities of the Party B.

If Net Share Settlement would result in Party A beneficially owning more than 9% of the outstanding Shares in connection with closing out its hedge position, Party A would be allowed to partially settle the Transaction based on its purchase of that amount of Shares, and then to purchase the amount or amounts of additional Shares necessary to settle the remainder of the Transaction, and to make the associated deliveries at such times as determined by the Calculation Agent.

Other Forward:

Party A acknowledges that Party B has entered into a substantially identical forward transaction for its Shares on the date hereof (the “Other Forward”) with an affiliate of J.P. Morgan Securities Inc. Party A and Party B agree that if Party B designates a Settlement Date with respect to the Other Forward and the Unwind Period for the Other Forward coincides for any period of time with the Unwind Period for this Transaction (the “Overlap Unwind Period”), Party B shall notify Party A prior to the commencement of such Overlap Unwind Period and Party A shall only be permitted to purchase the Unwind Daily Share Amount on every other Scheduled Trading Day during such Overlap Unwind Period, commencing on the second day of such Overlap Unwind Period.

Severability:

If any term, provision, covenant or condition of this Confirmation, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable in whole or in part for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Confirmation had been executed with the invalid or unenforceable provision eliminated, so long as this Confirmation as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Confirmation and the deletion of such portion of this Confirmation will not substantially impair the respective benefits or expectations of parties to this Agreement; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6 or 13 of the Agreement (or any definition or provision in Section 14 to the extent that it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.

Miscellaneous:

(a)	Addresses for Notices. For the purpose of Section 12(a) of the Agreement:

Address for notices or communications to Party A:

Address:	Morgan Stanley & Co. International Limited
c/o Morgan Stanley & Co. Inc.
1585 Broadway
New York, NY 10036-8293

Attn: Angela Proske
Tel: 212-537-1572
Fax: 212-507-0483

Address for notices or communications to Party B:

Address:	E*TRADE Financial Corporation
135 East 57th Street
New York, NY 10022

Attn: Russ Elmer, General Counsel
Tel: 703-236-8199
Fax: 571-227-7426

(b)	Waiver of Right to Trial by Jury. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Confirmation or any Credit Support Documentation. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Confirmation by, among other things, the mutual waivers and certifications in this Section.

Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning this Confirmation.

Yours faithfully,

Morgan Stanley & Co. International Limited

By:
Name:
Title:

Morgan Stanley & Co. Incorporated, as Agent

By:
Name:
Title:

Confirmed as of the date first written above:

E*TRADE Financial Corporation

By:
Name:
Title: